                                                                   EXHIBIT 10.12

    Certain portions of this exhibit have been deleted and confidentially filed with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 under the Securities Act of 1933, as amended. The confidential portions of the exhibit that have been deleted are indicated by "[***]" inserted in place of such confidential information. In addition, all exhibits to this exhibit have been deleted and confidentially filed with the Securities and Exchange Commission.



                                SUPPLY AGREEMENT





                                     BETWEEN





                                  SIMCALA, INC.






                                       AND






                             DOW CORNING CORPORATION

                                    PREAMBLE


         SIMCALA and Dow Corning Corporation understand the need for continuous "real" cost improvement. SIMCALA understands that Dow Corning Corporation is entering into this contract with the intent to purchase silicon metal between January 1, 1998, and December 31, 2004, with convincing evidence that in so doing, Dow Corning Corporation will have significantly higher value through lower costs, better quality, and consistent reliability of supply for the life of the contract than it would have with short term and/or level volume supplier arrangements. SIMCALA gains a committed long-term customer who intends to provide consistent and dependable long-term growth. SIMCALA and Dow Corning Corporation are committed to working together towards continuous improvement of value in terms of the cost, price, quality, productivity, and service related to the production and use of silicon metal. Both parties agree that the key to the success of this contract is not in mechanics but in mutual trust that these commitments to continuous improvement will be fully implemented.

                                SUPPLY AGREEMENT

         THIS SUPPLY AGREEMENT (hereinafter "Agreement") is made and entered into as of the 1st day of January, 1998 by and between SIMCALA, INC., a Delaware Corporation located in Montgomery, Alabama (hereinafter "Seller") and DOW CORNING CORPORATION, a Michigan Corporation with headquarters in Midland, Michigan (hereinafter "Buyer").

         WHEREAS, Seller is a producer of silicon metal at its Montgomery, Alabama plant and is presently producing silicon metal sold to Buyer by Seller; and

         WHEREAS, Seller and Buyer desire to enter into this Agreement to provide for the sale and purchase of silicon metal and further cooperation between Seller and Buyer to extend the continuous improvement in cost, quality and performance of the product; and

         WHEREAS, in entering into this Agreement, it is intended that Seller will continue to have a committed long term customer and the opportunity to enjoy consistent long term growth; and

         WHEREAS, Buyer's aim in entering into this Agreement is to keep its assured long term supply of silicon metal for the life of the Agreement and its ongoing opportunity to lower costs and obtain better quality; and

         WHEREAS, both Seller and Buyer remain committed to continually working toward continuous improvement in cost, price, quality and service regarding the sale and purchase of silicon metal, and the parties agree that the key to a successful Agreement is still mutual trust and commitment to continuous improvement; and

         WHEREAS, the sale of silicon metal and the productivity improvement sharing shall be carried out under and subject to the terms and conditions set forth hereinafter and if appropriate in a separate sub-agreement(s) as needed;

         NOW, THEREFORE, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, silicon metal under and subject to the following terms and conditions:

         1. Effective Date. This Agreement shall become effective January 1,
1998.

         2. Cooperation and Sharing. Seller and Buyer agree to use their best efforts to work together to generate productivity improvements resulting in cost savings and product performance opportunities. Both Seller and Buyer understand the need for cooperation in order to obtain this goal and agree to take commercially acceptable action, including appointing members to quality technical teams for handling various subjects, in order to pursue the goal. Seller and Buyer agree that the appointed teams will meet at least twice per year and discuss such opportunities. All such opportunities that require a change in specifications must be real and measurable, and the measurements involved must take account of the effect on both Seller and Buyer. Cost savings opportunities shall be shared equitably by Seller and Buyer net of any capital investments required. Seller and Buyer intend to enter into separate written sub-agreements which will set forth their mutual intentions and agreements regarding each such opportunity and necessary capital investments.

         When cooperation generates productivity improvements, the resultant cost savings shall be reflected in the annual price adjustment provided for under Exhibit A. In addition to the annual price changes pursuant to Exhibit A, the price may be adjusted to reflect cost savings through the Formula Price Adjustment as hereinafter defined in Exhibit B. Mutually developed and approved cost savings opportunities can be implemented at any time during a "Calendar Year" which term, as used in this Supply Agreement, shall mean a twelve (12) month period from January 1 to December 31. The cost savings idea shall be evaluated for a period of not less than six (6) months following its implementation, during which time the real and measurable savings will be verified. Such savings shall be shared equitably between Buyer and Seller. A Formula Price Adjustment can be made to the actual price then in effect following the six (6) month evaluation period.

         During the six (6) month evaluation period, Buyer and Seller will monitor and review monthly performance of the cost savings idea. Once such a Formula Price Adjustment has been made to the actual price, Buyer and Seller may discontinue all or part of any cost savings practice by mutual agreement set forth in a written termination agreement which shall state the reasons for such discontinuance. If Buyer and Seller agree to discontinue a cost saving practice, the actual price will be readjusted, as appropriate, beginning with the month following that month during which the cost savings practice is discontinued.

         3. Quantity. Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, a minimum quantity of silicon metal of [***] metric tonnes during the initial three (3) Calendar Years set forth on Exhibit D hereto (the "3 Year Minimum"). Seller and Buyer agree that the quantity that Buyer is required to purchase from Seller for any single Calendar Year during such initial three year period shall be at least equal, but not limited to, [**********] which comply with the Buyer's specifications as given in Exhibit C of this Agreement. In any case the minimum tonnage in any such Calendar Year supplied by Seller to Buyer shall not be less than [***] metric tons. [********] conforming to the specification in Exhibit C or other specifications as mutually agreed between the parties.

         During each three (3) Calendar Year period ending December 31 in each of the years 2001 and thereafter during the term hereof, Seller shall sell and deliver to Buyer, and Buyer shall purchase and receive from Seller, a quantity of silicon metal which complies with Buyer's specifications as set forth on Exhibit C that is equal to the amount set forth opposite the last year of such three (3) year period on Exhibit D under the caption "Rolling Minimum" (the "3 Year Rolling Minimum").

         Seller agrees that it will construct a new brown field furnace, which shall be known as Furnace No. 4 ("Furnace No. 4"), and will use its commercially reasonable best efforts to cause such furnace to be fully constructed and operational prior to January 1, 2001.

         4. Incremental Volume. Quantities up to the Total Maximum Purchases as defined in Exhibit D per Calendar Year shall be understood as conventional volume ("Conventional Volume"). Any additional quantity of silicon metal purchased by Buyer from Seller in any Calendar Year from the production tonnages of No. 1, No. 2, No. 3 or No. 4 furnaces over and above the Conventional Volume for that Calendar Year shall be incremental volume ("Incremental Volume"). Any such Incremental Volume will be added to the Conventional Volume provided for in this Agreement by means of a sub-agreement between Seller and Buyer which shall set forth the agreed upon pricing, quantities and other specifications for such Incremental Volume.

         5. Quality. All of the silicon metal sold and delivered hereunder by Seller shall meet the specifications which are set forth in Exhibit C attached hereto and made a part hereof, as well as such other specifications which may be agreed upon in writing from time to time between Seller and Buyer, unless waived by Buyer.

         6. Pricing.

            [***********************]

         7. Term. The initial term of this Agreement (the "Term") shall be for seven (7) Calendar Years commencing January 1, 1998 and, if either party issues a "notice of termination" prior to January 1, 2002, ending December 31, 2004, unless sooner terminated as provided below. If neither party issues a "notice of termination," the Term of this Agreement shall automatically continue from year to year after December 31, 2004 and may be terminated under this Section by either party submitting to the other party not less than twenty four (24) months prior written notice of such party's election to terminate this Agreement.

         8. Confidentiality. This Supply Agreement and everything set forth herein, all information shared pursuant hereto between Seller and Buyer, and all related agreements and sub-agreements are and shall remain confidential and proprietary to the parties hereto, or to the disclosing party, if appropriate. All information disclosed by a party hereto under this Agreement shall be subject to the same obligations of non-disclosure and limited use by the receiving party in accordance with the terms of the Confidentiality Agreement dated July 17, 1995, between Dow Corning Corporation, Seller and Buyer, or in accordance with any present or future confidentiality agreements which may be applicable between Seller and Buyer.

         9. Third Parties. Seller and Buyer understand and agree that some of the information, gains or improvements resulting from the cooperation and productivity sharing to be carried out hereunder and under any sub-agreement hereto will be applicable to the business of one or both of the parties as that business relates to third parties. Therefore, despite the provision for confidentiality set forth herein above, Seller and Buyer agree to meet and to discuss the desire of either party hereto to use information, gains or improvements in their business with third parties, and both Seller and Buyer agree that all reasonable requests or permission to so share such information, gains or improvements shall be mutually agreed to by both parties hereto and such agreement shall not be unreasonably withheld.

         10. Right to Audit. Buyer reserves the right to have Seller's records inspected by a certified public accountant agreed to by both parties at reasonable times during normal business hours to verify increases or decreases in the cost factors set forth in Exhibit A. The certified public accountant will be instructed to only advise Buyer and Seller whether the increases or decreases are correct or incorrect according to the provisions of Exhibit A, and, if incorrect, to advise Buyer and Seller what the correct increase or decrease should be. The certified public accountant shall be advised not to reveal the facts forming the basis of his opinion regarding price increases or decreases to any party whatsoever, including Buyer, without the prior written consent of Seller.

         11. Delivery and Acceptance. Delivery of the silicon metal hereunder by Seller to Buyer shall be [******], or other sources mutually approved by both parties hereto, such approval not to be unreasonably withheld. [********]

         12. Specifications and Quality Control, Weight, Patents and Disclaimer.

                  A. Product Specification and Quality Control. All of the silicon metal delivered hereunder shall conform to the specifications which are set forth in Exhibit C attached hereto and made a part hereof, unless waived by Buyer. Seller warrants that Buyer shall receive a good title to the silicon metal delivered hereunder. In the event of disqualification of the silicon metal because of failure to conform to the specifications, Buyer may suspend this Agreement at its discretion until the product is requalified by Buyer. Both parties will use their respective commercially reasonable best efforts to remedy the problems. Pending resolution of such problems, the minimum quantity of silicon metal that Buyer is obligated to purchase hereunder may at Buyer's option be adjusted downwards accordingly for that period of time.

                  The analysis established by Seller is preliminarily binding. However, if Buyer's own sampling analysis within sixty (60) days after delivery states a deviation from the specification according to Exhibit C, then Buyer in writing immediately will give Seller the opportunity to carry out a joint sample taking. Should the parties fail to reach an agreement as to analysis, they shall jointly appoint an independent expert. The costs for the expert shall be borne by the party whose results deviates the most from the expert's analysis.

                  B. Weight. Seller's certified weight shall govern [****]. However, Buyer reserves the right to submit any delivery to check weighing on a certified weight immediately after receipt of the material. If the value deviates more than [***] from the weight indicated by Seller, then Buyer will inform Seller in writing immediately about the difference, and an appropriate invoicing adjustment will be made.

                  C. Patents. Notwithstanding any other limitations of liability in this Agreement, if any suit is brought against Buyer for infringement of any patents alleging that the silicon metal delivered under this Agreement or that Seller's method of manufacturing it infringes any patents, Seller shall, at its own expense, defend and control the suit against these allegations only, and shall pay any award of damages assessed against Buyer in the suit to the extent only that the damages are awarded in connection specifically with the alleged infringement, provided Buyer gives Seller prompt notice in writing of the institution of the suit and, to the full extent of the Buyer's power to do so, Buyer permits Seller to defend and control the suit against these allegations. The above fully expresses Buyer's exclusive remedy and Seller's sole liability with respect to infringement of any patent by the silicon metal delivered under this Agreement, and Seller expressly disclaims any express or implied warranty against infringement with respect to such silicon metal. In no case will Seller be liable to defend or pay any award of damages assessed against Buyer in any suit or cause of action alleging that the use of the silicon metal delivered under this Agreement infringes any patent. Buyer shall not hold Seller responsible for any claim, loss or expense arising out of Seller's compliance with any specifications furnished by Buyer with respect to the silicon metal.

                  Notwithstanding any other limitations of liability in this Agreement, if any suit is brought against Seller for infringement of any patents alleging that Buyer's use of the silicon metal delivered under this Agreement infringes any patents, Buyer shall, at its own expense, defend and control the suit against these allegations only, and shall pay any award of damages assessed against Seller in the suit to the extent only that the damages are awarded in connection specifically with the alleged infringement, provided that Seller gives Buyer prompt notice in writing of the institution of the suit and, to the full extent of the Seller's power to do so, Seller permits Buyer to defend and control the suit against these allegations. The above fully expresses Seller's exclusive remedy and Buyer's sole liability with respect to infringement of any patent by Buyer's use of any silicon metal delivered under this Agreement, and Buyer expressly disclaims any express or implied warranty against infringement with respect to Buyer's use of silicon metal.

                  D. Seller further warrants that it has taken adequate precautions to verify that its computer systems will properly process date calculations through the year 2000 and beyond and that its manufacture and delivery of the Goods will not be delayed or suspended due to the failure of its date calculations.

                  E. DISCLAIMER. EXCEPT AS SPECIFIED HEREINABOVE IN THIS PARAGRAPH 12, THERE ARE NO EXPRESS WARRANTIES BY SELLER AND NO WARRANTIES BY SELLER SHALL BE IMPLIED OR OTHERWISE CREATED UNDER APPLICABLE LAW, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

         13. Payment Terms. For all silicon metal sold, delivered and accepted hereunder, Buyer shall pay Seller, [***] of the receipt of Seller's invoice.

         14. Force Majeure.

                  A. Neither party shall be liable for its failure to perform hereunder (other than any failure to pay money) caused by contingencies beyond its reasonable control, including but not limited to acts of God, fire, floods, wars, sabotage, accidents, labor disputes (whether or not such disputes are within the power of the party to settle), serious equipment failure resulting in a full furnace outage in excess of twenty-one (21) days unless caused by a misuse or failure to perform routine maintenance or furnace power reduction in excess of thirty percent (30%) of furnace normal power for a period of twenty-eight (28) days, governmental actions, inability to obtain material, equipment or transportation and any other occurrence beyond its control. The party whose performance is prevented by such contingencies shall have the right not to perform as herein provided during the period of such contingency and the total amount of silicon metal herein provided for shall be reduced accordingly.

                  B. If a force majeure event prohibits Seller from delivering to Buyer the quantities of Silicon Metal provided for hereunder, Seller shall deliver to Buyer that percentage of Seller's production which is equal to the percentage of Seller's production during the previous twelve (12) month period which was represented by Buyer's purchases during that time period, at a net unit price which is equal to the unit price which would have been paid by Buyer if its full purchase order had been filled. If the Buyer is required to purchase silicon metal from other sources due to a force majeure condition at the Seller, then the Buyer may reduce the contract minimum by a like amount.

                  C. If Buyer is affected by an event of force majeure, Buyer shall purchase from Seller the quantity of silicon metal which shall be determined on the same basis as set forth in Paragraph B above.

         15. Hardship. The intent of the parties is that the results of this Agreement are to be favorable to both parties over the long term, consistent with the attitude put forward in this Agreement. If during the term of this Agreement, one or both of the parties experiences unexpected or excessive hardship related to the performance of this Agreement, then both parties agree to try to resolve the hardship on a reasonable basis through mutual discussions. Hardship includes but is not limited to significant charges in costs greater than 10%, but in no way event shall be related to a change in market conditions, such as supply/demand imbalances or market price changes.

         16. Assignment/Successor. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the above, Buyer may perform any of the obligations undertaken by it and may exercise any of the rights granted to it under this Agreement through Dow Corning Corporation, or any wholly owned subsidiary thereof; provided, however, that any act or omission of any such company with respect to this Agreement shall be deemed to be the act or omission of the Buyer. For the avoidance of doubt, any purchases by any such company shall be deemed to be purchases by the Buyer and counted towards meeting Buyer's minimum purchase obligations hereunder.

         In the event of a change in the ownership or control of either party hereto, this Agreement shall remain fully enforceable according to the present terms and conditions; the other party will be notified accordingly by the affected party and should any new owner or controlling body be unacceptable to the other party, that other party may, upon notice to the affected party, terminate this Agreement with twelve (12) months written notice of termination.

         17. Governing Law. The validity, interpretation and performance of this Agreement shall be governed under and in accordance with the laws of the State of Michigan.

         18. Entire Agreement. As of the effective date 1 January 1998, this Agreement, along with its Exhibits, confidentiality agreement and any sub-agreements, contains the entire agreement of the parties, superseding any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party unless approved in writing by an authorized representative of such party. Further, no modification of this Agreement shall be effected by the acknowledgment or acceptance of purchase order forms or releases containing other or different terms or conditions, whether or not signed by an authorized representative of such party.

         19. Compliance with Law. Seller and Buyer hereby agree to comply with all provisions of all present and future laws and regulations applicable to this Agreement and its performance.

         20. Relationship of the Parties. Seller and Buyer do not intend or contemplate the formation or establishment of any partnership, joint venture, pooling arrangement or other formal business organization of any kind. Nothing in this Agreement is to be construed as constituting the appointment of any party hereto as an employee or agent of the other party. Neither party shall have any right or authority to assume or to create any obligation or responsibility, as expressed or implied, on behalf of or in the name of the other party. Each party is acting hereunder solely as an independent contractor.

         21. Representations of Buyer. Buyer represents and warrants to Seller that the purchase of silicon metal, including the purchase of silicon metal in the quantities and on the terms set forth herein, is a part of the regular and ordinary course of the business of Buyer, that this Agreement is made and entered into in the ordinary course of the business of Buyer, that the execution, delivery and performance of this Agreement by Buyer does not violate any law, rule, regulation, judicial order or decree to which Buyer is subject, that no consent or approval of any court, judicial body, governmental agency or third party to the execution, delivery or performance of this Agreement by Buyer is necessary or required, and that this Agreement is the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         22. Notices. Any written notice required to be provided to either of the parties hereunder shall be effective when mailed by registered or certified mail, postage prepaid, or when sent by facsimile or courier, in each case addressed to the party intended to receive the same as follows:

                           To Seller:

                           Simcala, Inc.
                           P.O. Box 68
                           Ohio Ferroalloys Rd.
                           Mt. Meigs, AL  36057
                           Facsimile:   (334) 215-8969
                           Attention:   President and Chief Executive Officer -
                                        C.E. Boardwine




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




                           To Buyer:

                           Dow Corning Corporation
                           3901 S. Saginaw Rd.
                           Midland, MI  48686-0995
                           Facsimile:   (517) 496-1036
                           Attention:   Purchasing Manager - James B. May

         23. Arbitration. If a dispute arises under this Supply Agreement which cannot be resolved by the personnel directly involved, either party may give written notice to the other designating an executive officer with appropriate authority to be its representative in negotiations relating to the dispute. Upon receipt of this notice, the other party shall, within five (5) business days, designate an executive officer with similar authority to be its representative. The designated executive officers shall, following whatever investigation each deems appropriate, promptly enter into discussions concerning the dispute. If the dispute is not resolved as a result of such discussions within ninety (90) days, such dispute shall be referred to final and binding arbitration in accordance with the commercial rules of the American Arbitration Association. Unless the parties agree otherwise in writing, such arbitration shall be held in a mutually acceptable location. The expense of arbitration shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer, unless otherwise specified in the award. Each party shall pay the fees and expenses of its own counsel, unless otherwise specified in the award.

         24. Delivery/Scheduling. Seller shall deliver silicon metal to Buyer in approximately equal quarterly quantities starting in the year 1998. Prior to the beginning of each Calendar Year, Buyer shall provide Seller with a non-binding estimate of the quantity of silicon metal that it will purchase hereunder during each quarter of the following Calendar Year, which non-binding estimate shall be updated on a quarterly basis during the year.

         25. Purchase Orders. Buyer may issue purchase orders to Seller hereunder for the silicon metal, for Buyer's administrative purposes only, and no terms and conditions contained in such purchase orders which conflict with anything in this Supply Agreement shall be effective as between Buyer and Seller.

         26. Packaging. If any change in the herein agreed upon packaging is requested by Buyer, Seller shall package Products in accordance with instructions from Buyer, at Buyer's expense.

         27. Counterparts. This Agreement is executed in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.

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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by representatives duly authorized as of the day and year first above written.


WITNESS:                       SIMCALA, INC.


                               By:          /s/ C.E. Boardwine
                                   --------------------------------------
                                   C.E. Boardwine
                                   President and Chief Executive Officer



WITNESS:                       DOW CORNING CORPORATION


                               By:          /s/ Robert P. Krasa
                                   --------------------------------------
                                   Robert P. Krasa
                                   Vice President, General Manager,
                                   CPBG


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